Exhibit 99.1

Heritage Announces Full Placement of 2025-2026 CAT XOL Reinsurance Program

Tampa, FL – May 8, 2025: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, announced today that it has fully placed its 2025-2026 indemnity based, catastrophe excess-of-loss reinsurance program for its insurance subsidiaries, Heritage Property Casualty Insurance Company, Narragansett Bay Insurance Company, and Zephyr Insurance Company.

Ernie Garateix, CEO of Heritage, commented, “I am very pleased to announce the successful completion of our 2025-2026 catastrophe excess of loss reinsurance program which demonstrates the strong commitment that we have from our reinsurance partners. In this year’s renewal, we increased the amount of limit that we purchased by approximately $285 million, while our overall cost increased by less than $8 million. The limit includes two new catastrophe bonds this year providing limit of $200 million. I would like to thank our dedicated reinsurance partners who have supported our business through multiple catastrophic events over the last several years and look forward to their continued partnership as we work to prudently grow the top line.”

Key points of the 2025-2026 catastrophe reinsurance program include:

•	Purchased $2.479 billion of limit up from $2.194 billion of limit in the prior year’s renewal.

•	Total consolidated cost of approximately $430.9 million, an increase of $7.8 million from the prior year’s renewal cost of approximately $423.1 million.

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External party first event reinsurance tower exhaustion points of approximately $1.6 billion for the Southeast, $1.1 billion in the Northeast and $865 million in Hawaii. Each reinsurance tower may be supplemented with limit purchased through affiliate Osprey Re.

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The 2025 catastrophe excess of loss reinsurance program includes multi-year indemnity coverage, which is fully collateralized, through catastrophe bonds issued by Citrus Re Ltd., a Bermuda-domiciled special purpose vehicle. Limit for this hurricane season provided by Citrus Re includes a Southeast only limit of $200 million, a Hawaii only limit of $100 million, a Northeast only limit of $120 million and a $115 million combined Northeast/Hawaii limit.

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The loss retention for the Company is approximately $50 million for the Southeast and Hawaii, respectively, and $39.3 million for the Northeast. The retention for each insurance company is expected to be reduced by limit purchased through our affiliate captive reinsurer, Osprey Re.

•	Florida Hurricane Catastrophe Fund participation of 90.0%, consistent with the prior year program.

•	The entire program is indemnity based, with no parametric covers.

Garateix continued, “This year’s placement included a higher retention which is consistent with our risk tolerance and strong financial position.”

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines. As a catastrophe focused property insurer, our personnel have devoted efforts to policyholders impacted by wildfires, hurricanes, winter storms, and severe convective storms.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to our 2025-2026 catastrophe reinsurance program. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, tariffs, labor availability and geopolitical conflicts; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 13, 2025, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

investors@heritagepci.com